Exhibit (h)(21)
Allianz Global Investors Fund Management LLC
1345 Avenue of the Americas
New York, NY 10105
February 15, 2011
Ladies and Gentlemen:
     Pursuant to an Expense Waiver Agreement effective as of November 1, 2010 between Allianz Funds (the “Trust”) and Allianz Global Investors Fund Management LLC (“AGIFM”), AGIFM has agreed to certain waivers of its fees payable under the Amended and Restated Investment Advisory Agreement dated May 5, 2000.
     In connection with this, RCM Capital Management LLC (“RCM”) agrees to waive a portion of its fees payable under the Portfolio Management Agreement dated February 1, 2002 between AGIFM and RCM with respect to the series, and in the amounts, specified in Exhibit A, for a term lasting through October 31, 2011.
     If the foregoing correctly sets forth the agreement between the AGIFM and RCM, please so indicate by signing and returning to AGIFM the enclosed copy hereof.

Very truly yours,

ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC

By:	Name: Brian S. Shlissel
Title: Managing Director

ACCEPTED AND AGREED TO:

RCM Capital Management LLC

By:
Name:
Title:

Exhibit A

Expense Waiver (stated as a percentage
of average daily net assets of the Fund or
attributable to the specified share
Fund	classes, as applicable)
Allianz RCM Strategic Growth	0.10%
Allianz RCM Global Small Cap	0.15%